Item 77Q (1)
 - Copies of any new or amended investment advisory contracts

Investment Sub-Advisory Agreement dated December 16, 2016 between AdvisorShares Investments, LLC and Dorsey, Wright &
Associates LLC is filed herewith.



INVESTMENT SUB-ADVISORY AGREEMENT

	AGREEMENT made as of this 16th day of December 2016 by and between AdvisorShares Investments, LLC, a Delaware limited liability company with its principal place of business at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 (the "Adviser"), and Dorsey, Wright & Associates, LLC, a Virginia limited liability company with its principal place of business at 1011 Boulder Springs Drive, Suite 150, Richmond, VA 23225
(the "Sub-Adviser").

      WHEREAS, AdvisorShares Trust, a Delaware statutory trust
(the "Trust"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser has entered into an Investment
Advisory Agreement with the Trust dated June 2, 2009 (the
"Advisory Agreement"), pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a "Fund"), as such schedule may be amended by mutual agreement of the parties; and

      WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment sub-advisory services in connection with the portfolio management of the Fund, and the Sub-Adviser is willing to render such investment sub-advisory services.

      NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser.  Subject to the oversight and
supervision of the Adviser and the Trust's Board of Trustees and consistent with its fiduciary duties to the Fund, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the "Assets"), in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"); provided that Adviser has complied with
Section 4 of this Agreement, and subject to the following:

(a)	The Sub-Adviser shall, subject to subparagraph (b),
determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under
this Agreement, the Sub-Adviser shall act in conformity with the Trust's Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the
"Code"), and all other applicable federal and state laws and regulations, as each is amended from time to time. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund's and the Trust's overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations and the Sub-Adviser is only obligated to comply with this subsection (b) with respect to the Assets.

(c)	The Sub-Adviser agrees that all records that it
maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request;
provided, however, that the Sub-Adviser may retain a copy of such records.

(e)	Reserved.

(f)	The Sub-Adviser shall promptly notify the Adviser of
any financial condition that is reasonably likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

(g)	The Adviser hereby delegates to the Sub-Adviser the
Adviser's discretionary authority to exercise voting rights with respect to the securities and other investments in the Assets and authorizes Sub-Adviser to delegate further such discretionary authority to a designee identified in a notice given to the Trust and the Adviser. The Sub-Adviser, including any designee, shall have the power to vote, either in person or by proxy, all securities in which the Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser, the Fund or the Trust or take any action with respect thereto.

(h)	In performance of its duties and obligations under
this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to any other series of the Trust or portfolio that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice with respect to any assets of the Fund other than the Assets. This limitation will not prohibit the Sub-Adviser from consulting with the Adviser.

(i)	Reserved.

(j)	The Sub-Adviser shall furnish to the Adviser or the
Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.
Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(k)	The Sub-Adviser shall furnish to the Adviser a monthly
portfolio manager commentary within ten (10) business days of each month-end.

(l)	The Sub-Adviser shall (i) not create marketing or
other promotional material relating to the Fund without the prior express written consent of the Adviser, (ii) immediately discontinue use of any such material upon the request of the Adviser, and (iii) comply with all applicable rules of the Financial
Industry Regulatory Authority in connection with such material.

	To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers, employees or control affiliates;
provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.	Duties of the Adviser.  The Adviser shall continue to have
responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement which includes, without limitation oversight and review the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets and solely to the extent Adviser has complied with
Section 4, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust's Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

Adviser is solely responsible for the execution of trades on behalf of the Fund and will place orders with or through such issuers, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund's
Prospectus, in conformity with all federal securities laws.
All orders shall be placed in accordance with the Sub-
Adviser provided strategy without deviation unless otherwise agreed to by the parties in writing.

3.	Non-Exclusivity of Exchange-Traded Fund Investment
Management Services. Except as otherwise detailed in an applicable schedule, the Adviser acknowledges that the Sub-
Adviser may perform investment advisory services for various other non-ETF clients using a substantially similar strategy as that of the Fund, or Sub-Adviser may serve as index provider or sub-adviser to ETFs of other strategies and, to the extent it is consistent with applicable law and the Sub-Adviser's fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of the action taken for the Fund.
Except as otherwise detailed in an applicable schedule, nothing in this Agreement precludes Sub-Adviser from providing services the same or substantially similar to the investment management services contemplated under this Agreement. Specifically, Sub-Adviser retains all rights, title and interest in the strategies or methodologies used to manage the Funds. Sub-Adviser shall have the right to market, sell and distribute such strategies independently of this Agreement in any manner Sub-Adviser desires, and Sub-Adviser shall not be restricted from entering into any arrangement with any third party, including competitors of Adviser in connection with the provision of sub-advisory services.

4.	Delivery of Documents.  The Adviser shall furnish the Sub-
Adviser with copies of each of the below documents.
Adviser shall provide any updates to the below referenced documents and, except for those updates previously disclosed to Sub-Adviser, Sub-Adviser shall have thirty
(30) days from receipt of any such updates to comply with the updates as required under Section 1.

(a)	The Trust's Agreement and Declaration of Trust (such
Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the "Declaration of Trust");

(b)	By-Laws of the Trust (such By-Laws, as in effect on
the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

(c)	Prospectus of the Fund;

(d)	Resolutions of the Trust's Board of Trustees approving
the engagement of the Sub-Adviser as a sub-adviser to the Fund;

(e)	Resolutions, policies and procedures adopted by the
Trust's Board of Trustees with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)	A list of the Trust's principal underwriter and each
affiliated person of the Adviser, the Trust, or the principal underwriter; and

(g)	A list of each other investment sub-adviser to the
Fund.

The Adviser shall promptly furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The
Adviser shall not, and shall not permit the Fund to use the Sub-Adviser's name or make representations regarding the Sub-Adviser or its affiliates without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser's approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser and the information is used (a) as required by applicable law, rule, or regulation, in the Prospectus or in Fund shareholder reports or proxy statements; (b) in Adviser communications;
or (c) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

5.	Compensation to the Sub-Adviser.  For the services to be
provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the annual rate specified in Schedule A attached hereto, as such schedule may be amended by mutual agreement of the parties. The fee will be calculated based on the average daily net asset value of the Assets under the Sub-Adviser's management and will be paid to the Sub-Adviser monthly within thirty (30) days following the end of the applicable month. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser's management equals zero. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee. The fees specified in Schedule A relate only to the provision of sub-advisory services. In the event Adviser requests seminars or other training to be provided by Sub-Adviser, the fees for such additional services will discussed in good faith and mutually agreed upon by the parties.

During the term of this Agreement, and for a one (1) year period thereafter, Sub-Adviser shall have the right to audit on a confidential basis and upon reasonable prior notice to Adviser, the relevant books and records of Adviser to confirm the accuracy of any one or more calculations of fees. Sub-Adviser shall bear its own costs of any such audit unless such audit reveals an underpayment by Adviser of five percent (5%) or more and the underpayment is the result of inaccurate data or asset levels provided to Sub-Adviser by Adviser. In such case
Adviser shall reimburse Sub-Adviser for its reasonable cost and expenses in conducting the audit. Failure by Sub-
Adviser to conduct an audit pursuant to this Section 5 shall not relieve Adviser from its responsibilities to comply fully with the terms and conditions of this Agreement.

	Except for expenses assumed or agreed to be paid by the Sub-Adviser pursuant hereto, or as otherwise agreed to by the parties, the Sub-Adviser shall not be liable for any costs or expenses of the Trust, Fund, or Adviser including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments purchased for the Fund, and any losses incurred in connection therewith, (c) expenses of holding or carrying Assets, charges of the Fund's custodians and sub-custodians and administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents, (d) accounting, auditing, and legal expenses, (e) dues and expenses incurred in connection with membership in investment company organizations, (f) costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends, (g) payment for portfolio pricing services to a pricing agent, if any, (h) registration and filing fees of the SEC, (i) expenses of registering or qualifying securities of the Funds for sale in the various states, (j) fees and expenses of Trustees,
(k) salaries of shareholder relations personnel, (l) costs of shareholder meetings, and (m) litigation and other extraordinary or non-recurring expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

6.	Indemnification.  The Sub-Adviser shall indemnify and hold
harmless the Adviser from and against any and all third party claims, losses, liabilities, or damages (including reasonable attorney's fees and other related expenses)
(collectively, "Losses") arising from the Sub-Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement;
provided, however, that the Sub-Adviser shall not be obligated to indemnify Adviser under this Paragraph 6 to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Trust, or the omission of such information, by the Adviser for use therein; or
(iv) any action taken in good faith by Sub-Adviser at the direction of Adviser or the Trust, provided such action taken by Sub-Adviser is consistent with its fiduciary duties and in compliance with applicable law.

	The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all Losses arising from the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser's obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to (i) any breach by the Sub-Adviser of its representations or warranties made herein,
(ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Sub-Adviser for use therein.

A party seeking indemnification hereunder (the "Indemnified
Party") will (i) provide prompt notice to the other of any claim ("Claim") for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The
Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

No party will be liable to another party for consequential damages under any provision of this Agreement.

7.	Trust and Shareholder Liability.  The Sub-Adviser is hereby
expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one series, the obligations hereunder will be limited to the respective assets of that series. The Sub-Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Trust.

8.	Representations and Warranties of Sub-Adviser and Adviser.

	(a)  	The Sub-Adviser represents and warrants to the
Adviser and the Fund as follows:
(i) 		The Sub-Adviser is registered as an
investment adviser under the Investment Advisers
Act of 1940, as amended (the "Advisers Act");
(ii)		The Sub-Adviser will immediately notify the
Adviser of the occurrence of any event that would
disqualify the Sub-Adviser from serving as an
investment adviser of an investment company
pursuant to Section 9(a) of the 1940 Act;
(iii)	Reserved
(iv)		The Sub-Adviser is limited liability
company, duly organized and validly existing
under the laws of the Commonwealth of Virginia
with the power to own and possess its assets and
carry on its business as it is now being
conducted;
(v)	The execution, delivery, and performance by the
Sub-Adviser of this Agreement are within the Sub-
Adviser's powers and have been duly authorized by
all necessary action on the part of its members,
and no action by or in respect of, or filing
with, any governmental body, agency, or official
is required on the part of the Sub-Adviser for
the execution, delivery, and performance by the
Sub-Adviser of this Agreement, and the execution,
delivery and performance by the Sub-Adviser of
this Agreement do not contravene or constitute a
default under (i) any provision of applicable
law, rule, or regulation, (ii) the Sub-Adviser's
governing instruments, or (iii) any agreement,
judgment, injunction, order, decree, or other
instrument binding upon the Sub-Adviser;
(vi)	This Agreement is a valid and binding agreement
of the Sub-Adviser;
(vii)	The Form ADV of the Sub-Adviser previously
provided to the Adviser is a true and complete
copy of the form filed with the SEC and the
information contained therein is accurate and
complete in all material respects as of its
filing date, and does not omit any material fact
necessary to make the statements made, in light
of the circumstances under which they were made,
not misleading;
(viii)	Reserved
(ix)	Reserved
(x)	The Sub-Adviser understands the unique
characteristics of the Fund as an actively
managed exchange-traded fund (i.e., a novel
investment vehicle in a limited market) and will
use commercially reasonable efforts to educate
the investing public about the investment
objectives and investment strategies of the Fund
in an effort to expand the Fund's shareholder
base.
(b)  	The Adviser represents and warrants to the Sub-
Adviser as follows:
(i) 	The Adviser is registered as an investment
adviser under the Advisers Act;
(ii) 	The Adviser will immediately notify the Sub-
Adviser of the occurrence of any event that would
disqualify the Adviser from serving as an
investment adviser of an investment company
pursuant to Section 9(a) of the 1940 Act;
(iii)	The Adviser is fully authorized under all
applicable law to serve as an investment adviser
to the Fund and to perform the services described
under this Agreement;
(iv)	The Adviser is a limited liability company duly
organized and validly existing under the laws of
the state of Delaware with the power to own and
possess its assets and carry on its business as
it is now being conducted;
(v)	The execution, delivery, and performance by the
Adviser of this Agreement are within the
Adviser's powers and have been duly authorized by
all necessary action on the part of its members,
and no action by or in respect of, or filing
with, any governmental body, agency, or official
is required on the part of the Adviser for the
execution, delivery, and performance by the
Adviser of this Agreement, and the execution,
delivery, and performance by the Adviser of this
Agreement do not contravene or constitute a
default under (i) any provision of applicable
law, rule, or regulation, (ii) the Adviser's
governing instruments, or (iii) any agreement,
judgment, injunction, order, decree, or other
instrument binding upon the Adviser; and
(vi)		This Agreement is a valid and binding
agreement of the Adviser.
9.	Duration and Termination.

(a) 	Duration. This Agreement shall become effective upon
the date first above written, provided that this
Agreement shall not take effect with respect to the
Funds unless it has first been approved by a vote of a majority of those Trustees of the Trust, who are not parties to this Agreement or interested persons of any
such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period of two years
from the date hereof, subject thereafter to being
continued in force and effect from year to year if specifically approved each year by the Board of
Trustees or by the vote of a majority of the Fund's outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be
approved by the vote of a majority of the Fund's
Trustees who are not parties to this Agreement or
interested persons of any such party, cast in person
at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this
Agreement, the Board of Trustees of the Fund may
request and evaluate, and the Sub-Adviser shall
furnish, such information as may reasonably be
necessary to enable the Trust's Board of Trustees to
evaluate the terms of this Agreement.
(b)	Termination. Notwithstanding whatever may be provided
herein to the contrary, this Agreement may be
terminated at any time, without payment of any
penalty:
(i)	By vote of a majority of the Board of Trustees of
the Fund, or by vote of a majority of the
outstanding voting securities of the Fund, or by
the Adviser, in each case, upon sixty (60) days'
written notice to the Sub-Adviser;
(ii)	By the Adviser upon breach by the Sub-Adviser of
any representation or warranty contained in
Paragraphs 8 and 10 hereof, if such breach has
not been cured within thirty (30) days of the
Sub-Adviser's receipt of written notice of such
breach;
(iii)	By the Adviser immediately upon written
notice to the Sub-Adviser if the Sub-Adviser
becomes unable to discharge its duties and
obligations under this Agreement; or
(iv)	By the Sub-Adviser upon one hundred twenty days'
written notice to the Adviser and the Fund for any reason or no reason whatsoever.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 9, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940
Act.

10.	Compliance Program of the Sub-Adviser.  The Sub-Adviser
hereby represents and warrants that:

(a) 	in accordance with Rule 206(4)-7 under the Advisers
Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-
Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act;
and

(b)	to the extent that the Sub-Adviser's activities or
services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws"
(as such term is defined in Rule 38a-1 under the 1940
Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 10(b), along with the policies and procedures referred to in Paragraph 10(a), are referred to herein as the Sub-
Adviser's "Compliance Program").

11.	Confidentiality.  Subject to the duty of the Adviser or
Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Fund and the actions of the Sub-Adviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund, the Board of Trustees, or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Fund shall be deemed proprietary information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents, and data relating to any of its responsibilities pursuant to this Agreement, including all means for the effecting of investment transactions.

12.	Reporting of Compliance Matters.

(a)	The Sub-Adviser shall promptly provide to the Trust's
Chief Compliance Officer ("CCO") the following documents:

(i) 	reasonable access, at the Sub-Adviser's principal
office or such other place as may be mutually agreed to by the parties, to all SEC examination correspondences, including correspondences regarding books and records examinations and "sweep" examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues, or matters (such correspondences are commonly referred to as "deficiency letters") that may materially impact or relate to the Services provided under this Agreement and the Sub-Adviser's responses thereto; provided that the Sub-Adviser may redact from such correspondences client specific confidential information, material subject to the attorney-client privilege, and material non-public information, that the Sub-Adviser reasonably determines should not be disclosed to the Trust's CCO;

(ii)	a report of any material violations of the Sub-
Adviser's Compliance Program or any "material compliance matters" (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser's Compliance
Program;

(iii)	on Adviser's request not more than once per
quarter, a report of any material changes to the policies and procedures that compose the Sub-
Adviser's Compliance Program;

(iv)	a summary of the Sub-Adviser's chief compliance
officer's report (or similar document(s) that serve the same purpose) regarding his or her annual review of the Sub-Adviser's Compliance
Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)	an annual (or more frequently as the Trust's CCO
may reasonably request) representation regarding the Sub-Adviser's compliance with Paragraphs 8 and 10 of this Agreement.

(b)	The Sub-Adviser shall also provide the Trust's CCO
with reasonable access, during normal business hours, to the Sub-Adviser's facilities or personnel for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

13.	Use of Intellectual Property by the Sub-Adviser.  The
Adviser grants to the Sub-Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Adviser ("AdvisorShares Marks") on a non-exclusive basis. The Sub-Adviser will acquire no rights in the AdvisorShares Marks, and all goodwill of the AdvisorShares Marks shall inure to and remain with the Adviser. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates or use AdvisorShares Marks in offering, marketing or other promotional materials without the prior express written consent of the Adviser, which approval will not be unreasonably withheld or delayed, except as required by rule, regulation or upon the request of a governmental authority. Notwithstanding the foregoing, the Sub-Adviser and its affiliates may, without obtaining the Adviser's prior approval, refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates and use AdvisorShares Marks in offering, marketing or other promotional materials provided that such materials were previously approved by the Adviser and remain in substantially the same form.

14.	Use of Intellectual Property by the Adviser.  The Sub-
Adviser grants to the Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Sub-Adviser ("Sub-Adviser Marks") on a non-exclusive basis. The Adviser will acquire no rights in the Sub-Adviser Marks, and all goodwill of the Sub-Adviser Marks shall inure to and remain with the Sub-Adviser.

15.	Limitation of Liability.

(a)	UNLESS ARISING OUT OF A PARTY'S INDEMNIFICATION
OBLIGATIONS OR AS A RESULT OF BREACH OF CONFIDENTIALITY
OBLIGATIONS OR AS DETAILED IN SECTION 15(b) BELOW, UNDER
NO CIRCUMSTANCES WILL EITHER PARTY OR ITS RELATED
ENTITIES OR PERSONS BE LIABLE FOR ANY CONSEQUENTIAL,
INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES,
WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS
(INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA,
GOODWILL, PROFITS, USE OF MONEY, INTERRUPTION IN USE OR
AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR
IMPAIRMENT OF OTHER ASSETS) ARISING OUT OF BREACH OF
EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT,
MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT
OR OTHERWISE, REGARDLESS OF WHETHER IT HAS BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES OR ANY REMEDY IS
DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.  UNLESS
ARISING OUT OF A PARTY'S INDEMNIFICATION OBLIGATIONS OR
AS A RESULT OF BREACH OF CONFIDENTIALITY OBLIGATIONS, ANY
AMOUNTS OWED PURSUANT TO SECTION 5, OR AS DETAILED IN
SECTION 15(b) BELOW, IN NO EVENT WILL THE AGGREGATE
LIABILITY WHICH EITHER PARTY AND ITS RELATED PERSONS MAY
INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT
OF FEES PAYABLE DURING THE TWELVE (12) MONTHS PRIOR TO
WHEN THE CLAIM AROSE.

(b)	Notwithstanding Section 15(a) above, the Sub-Adviser
shall reimburse the appropriate Fund for any loss that directly results from a Trade Error made by the Sub-Adviser; provided that any gain which directly results from a Trade Error shall be returned to the appropriate Fund. Such reimbursement and/or refund shall the sole and exclusive remedy for any Trade Error made by Sub-Adviser. For the purposes of this Agreement, a "Trade Error" is defined as situations where the transaction was incorrectly communicated by the Sub-Adviser: (i) in the wrong security; (ii) on the wrong side of the market;
(iii) on incorrect price instructions; or (iv) for a quantity greater than intended by the Sub-Adviser. "Trade Errors" shall explicitly exclude: (a) good faith errors in judgment in making investment decisions for the Fund(s), (b) errors corrected before execution by the Adviser, or (c) errors made by persons, acting upon good instructions from the Sub-Adviser, other than the Sub-Adviser; or (d) errors that result from a request of the Adviser or Fund.

16.	Governing Law.  This Agreement shall be governed by the
internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

17.	Interpretation and Severability.  Where the effect of a
requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.
Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.	Notice.  Any notice, advice, or report to be given pursuant
to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the last address furnished by the other party:

To the Adviser at:
AdvisorShares Investments, LLC
4800 Montgomery Lane
Suite 150
Bethesda, MD 20814
Attention:  Legal Department


AdvisorShares Investments, LLC
4144 N. Central Expressway
Suite 600
Dallas, TX 75204
Attention:  Dan Ahrens







To the Sub-Adviser at:
Dorsey, Wright & Associates, LLC
Attn:  Sara Gochenour
1011 Boulder Springs Drive,
Suite 150
Richmond, Virginia 23225

Office of General Counsel
(Contracts and IP)
Dorsey, Wright & Associates, LLC
805 King Farm Boulevard
Rockville, MD 20850


19.	Amendment of Agreement.  This Agreement may be amended only
by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

20.	Entire Agreement.  This Agreement embodies the entire
agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

	In the event the terms of this Agreement are applicable to more than one Fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of each Fund severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 9 of this Agreement with respect to such Fund shall be the execution date of the relevant schedule.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.


AdvisorShares Investments, LLC
Dorsey, Wright & Associates, LLC


By:
____________________________________
Dan Ahrens
Managing Director
By:
____________________________________
Jay M. Gragnani
Executive Vice President








Schedule A
to the
Sub-Advisory Agreement
between
AdvisorShares Investments, LLC
and
Dorsey, Wright & Associates, LLC
as of December 16, 2016

A.	List of Funds

	AdvisorShares Dorsey Wright ADR ETF


B.	Fee Schedule

Average Daily Net Assets            Sub-Advisory Fee
All assets                            0.25%

In accordance with Section 5 of the Agreement, the sub-advisory fee shall be computed and paid as follows:

At the end of each month during the Term, Advisor shall calculate the average daily net asset value of each Fund during the month by (i) adding together the daily net asset values of the Fund, as determined by the Administrator of the Fund on each day during the month, and then (ii) dividing such sum by the number of daily net asset value amounts determined in (i) above. The resulting average daily net asset value then is multiplied by the basis point amount) divided by the number of days in the fiscal year and then multiplied by the days in the current month, resulting in the monthly payment to be paid to Sub-Advisor by Advisor.

Each monthly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within thirty (30) days of the end of the month.


C.	Exclusivity of Services

Notwithstanding Section 3 of the Agreement, but otherwise subject to the terms and conditions of the Agreement, Sub-
Adviser agrees that it shall not grant a license to use the specific strategy utilized in the management of a Fund listed on Schedule A within an actively managed exchange traded fund (ETF) listed in the United States for a period of one (1) year from the date Sub-Adviser begins actively managing the Assets of the Fund.

Agreed and Accepted:

AdvisorShares Investments, LLC
Dorsey, Wright & Associates, LLC


By:
____________________________________
Dan Ahrens
Managing Director
By:
____________________________________
Jay M. Gragnani
Executive Vice President